Exhibit 10.10

Form of Incentive and Nonqualified Stock Option Agreement

AMENDMENT

(Change of Control)

TO

STOCK OPTION AGREEMENT

This amendment (the “Amendment”) is entered into effective as of January 13, 2006, by and between Chaparral Steel Company, a Delaware corporation (the “Company”), and the other signatory to this Amendment (the “Grantee”), and evidences,

WHEREAS, the Company and the Grantee have previously entered into the Stock Option Agreement identified in Exhibit A attached hereto (the “Stock Option Agreement”) granting the Grantee the right to purchase shares (the “Shares”) of the $0.01 par value per share common stock of the Company (the “Common Stock”);

WHEREAS, the Company and the Grantee desire to amend, as hereinafter set forth, certain provisions of the Stock Option Agreement;

NOW THEREFORE, in consideration of the premises, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Capitalized terms used but not defined herein are used as defined in the Stock Option Agreement. In the event of any conflict between the terms and conditions of this Amendment and the terms and conditions of the Stock Option Agreement, the terms and conditions of this Amendment will govern and control. Except to the extent set forth in this Amendment, the terms and conditions of the Stock Option Agreement will continue in full force and effect.

2. Article VI of the Stock Option Agreement is amended to read in its entirety as follows:

(a)

In the event the Company or the stockholders of the Company enter into an agreement not approved by a vote of eighty percent (80%) of the Board in accordance with Article FIFTEENTH of the Company’s Certificate of Incorporation to dispose of all or substantially all of the assets or stock of the Company by means of a sale, merger, reorganization, liquidation or otherwise, this Option shall become immediately exercisable with respect to the full number of Shares subject to this Option, notwithstanding the specific terms of this Option, during the period commencing as of the date of such agreement and ending when the disposition of assets or stock contemplated by the agreement is consummated or the agreement is terminated.

(b)

In the event of a Change of Control (as defined below) and the termination of Grantee’s employment by the Company or a Subsidiary within a period of twenty-four (24) months after the Change of Control for any reason other than death, Disability, Retirement or termination by the Company for fraud, dishonesty or other acts detrimental to the Company or a Subsidiary, this Option shall become immediately exercisable with respect to the full number of Shares subject to this Option, notwithstanding the specific terms of this Option, for the period provided in Section IV(b) of this Agreement.

(c)	“Change of Control” means that, after the Effective Date,

(i)

any Person becomes the Beneficial Owner of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities that have the right to vote for the election of directors generally; or

(ii)	Continuing Directors (as defined below) cease for any reason to constitute a majority of the directors of the Company then serving; or

(iii)

there is consummated (i) a merger, consolidation or other business combination (including an exchange of securities with the security holder’s of a company that is a constituent in such business combination) of the Company or any direct or indirect subsidiary of the Company with any other company or (ii) a single transaction or series of related transactions pursuant to which a majority of the voting securities of the Company are issued in exchange for consideration other than cash, provided, however, a “Change of Control” will not be deemed to mean a merger, consolidation or business combination which would result in the voting securities of the Company outstanding immediately prior to such merger, consolidation or business combination continuing to represent at least a majority of the combined voting power of the securities having the right to vote for the election of directors generally of the Company or the surviving entity or any parent thereof outstanding immediately after such merger, consolidation or business combination (either by remaining outstanding or by being converted into or exchanged for voting securities of the surviving entity or parent thereof); or

(iv)

there is consummated a sale, lease or other disposition by the Company of all or substantially all of the Company’s assets, other than a sale, lease or other disposition by the Company of all or substantially all of the Company’s assets to an entity, at least a majority of the combined voting power of the outstanding securities of which are owned by stockholders of the Company; or

(v)	any other transaction that is determined by the Committee to be a Change of Control.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of the Common Stock (or securities convertible into or exchangeable for Common Stock) immediately prior to such transaction or series of transactions continue to have a majority of ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions. For purposes of this definition, “Person” shall mean any Person other than (1) any employee plan established by the Company, (2) the Company or any of its Affiliates, (3) an underwriter temporarily holding securities pursuant to an offering of such securities, or (4) an entity owned, directly or indirectly, by securityholders (including, without limitation, warrant or option holders) of the Company in substantially the same proportions as their ownership of the Company.

(d)	“Continuing Directors” means directors of the Company who were:

(i)	directors on the effective date of the Plan, or

(ii)	elected or nominated for election with the approval of a majority of the directors who, at the time of such election or nomination, were Continuing Directors.

(e)	Upon the occurrence of a Change of Control, the provisions of Section IV(c) are superseded and shall no longer have any effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment.

CHAPARRAL STEEL COMPANY

By:

Name:

Title:

GRANTEE

Printed Name:

EXHIBIT A

Description of Stock Option Agreement